Exhibit 99.1

Media Contact:

Alexa Auerbach, 312-696-6481 or alexa.auerbach@morningstar.com

FOR IMMEDIATE RELEASE

Morningstar Completes Sale of UK Investor Relations Services Business to Investis

CHICAGO, Oct. 19, 2012—Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment research, has completed the sale of its Investor Relations Services business to UK-based Investis, a leading specialist in digital corporate communications for public companies. Terms were not disclosed.

The Investor Relations Services business designs, builds, hosts, and maintains investor relations pages and corporate web sites for more than 550 companies. Morningstar acquired the investor relations business in 2008 as part of its acquisition of certain Hemscott businesses in the UK.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individuals, financial advisors, and institutions. Morningstar provides data on more than 385,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 8 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. Morningstar also offers investment management services through its registered investment advisor subsidiaries and has more than $186 billion in assets under advisement and management as of June 30, 2012. The company has operations in 27 countries.

About Investis

Investis is Europe’s leading specialist in digital corporate communications for public companies. Our services include corporate websites, social media solutions, apps and mobile sites, video and webcasting, website tools and integrated online reporting.

Investis works with over 1,000 companies in 30 countries, from the smallest companies to the largest, including more than 50% of the FTSE100. The company has offices in the UK, Germany, Italy, Finland and India.

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